Exhibit 10.29

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement (the “Agreement”), dated as of April 23, 2005, by and between Pradman P. Kaul (“Executive”) and Hughes Communications, Inc, a Delaware corporation (the “Company,” together with Executive, the “Parties”), dated as of December 23, 2010.

WHEREAS, the Parties entered into the Agreement that sets forth the terms and conditions of the continued employment relationship of the Executive with the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it is in the best interests of the Company to increase the cash severance amount payable to Executive under the Agreement upon certain severance eligible terminations and to make certain amendments required to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained herein, the Parties agree, effective as of December 23, 2010, as follows:

FIRST: Section 4.4(a) is amended as follows:

(a)	Section 4.4(a)(ii) is amended in its entirety to read as follows: the payment of a lump sum amount equal to three (3) times the sum of (x) and (y), where (x) is the Executive’s annual Base Salary (as in effect as of the date of termination) and (y) is 100% of Base Salary, which percentage of Base Salary represents the Executive’s target bonus amount; and

(b)	Section 4.4(a)(iv) is amended in its entirety to read as follows: notwithstanding any payment timing provision in this Section 4.4 to the contrary, the payment on the last day of the month following each month for which the Executive is eligible to elect COBRA continuation coverage, has elected COBRA continuation coverage and has fully paid the COBRA premium for such month, a cash amount equal to 1.5 times the COBRA premium for such month paid by the Executive; and

(c)	The clause “on the 60th day following Executive’s termination” shall be added at the end of the sentence that reads “All payments pursuant to this Section 4.4(a) shall be made in a lump sum” and

(d)	The second to last clause of Section 4.4(a), beginning “PROVIDED, HOWEVER,” shall be deleted in its entirety.

SECOND: A new Section 4.11 is added to the Agreement, as follows:

4.11	Section 280G. (a) If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit the Executive receives (“Payment”), would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (1) the full amount of such Payment or (2) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For these purposes, the amount of federal and state income taxes payable with respect to the foregoing shall be calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Executive’s employment).

(b)	All determinations required to be made under this Section 4.11(b), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Executive and the Company. For purposes of making the calculations required by this Section 4.11(b), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

THIRD: The following amendments to the Agreement are adopted in respect of Code Section 409A:

(a)

A sentence shall be added at the end of Section 2.1(b), which reads: “In no event will Executive’s annual bonus be paid later than March 15th of the calendar year following the calendar year to which such annual bonus relates.”

(b)

Section 4.7 shall be revised in its entirety to read: “As a condition to receiving any payments set forth in Section 4.2 through 4.5, the Executive (or his executor) shall be required to execute and not revoke a waiver and release of claims in favor of the Company and its Affiliates, in the form attached hereto as EXHIBIT B, no later than the 60th day following Executive’s termination, and, to the extent reasonably necessary, for a 180-day period following such employment termination, shall make himself reasonably available to provide transition services and consultation to the Company, subject to his other business and personal commitments; PROVIDED, HOWEVER, that the level of such services and consultation does not exceed 20 percent of the level of the average level services Executive provided to the Company and its Affiliates in the 36-month period preceding such termination so as not to lose the presumption that such termination constitutes a “separation from service” under Section 409A of the Code and Treasury Regulation 1.409A-1(h).”

(c)	A new Section 7.15 is added, which reads as follows: “This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A of the Code, including published guidance and regulations interpreting such Section, and should be interpreted accordingly. In particular, and without limiting the preceding sentence, if the Company determines Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code and determined in accordance with Treas. Reg. § 1.409A-1(i) and the Company’s specified employee identification policy, if any, in effect on the date of Executive’s termination) as of date of Executive’s termination, then any payment under this Agreement that is treated as deferred compensation payable on account of Executive’s separation from service under Section 409A of the Code shall be accumulated and paid on the date that is six months after the date of separation from service (or Executive’s death, if occurring earlier) (without interest or earnings). Further, any reference to “termination of employment” shall mean, where applicable, a “separation from service” as set forth under Section 409A of the Code and Final Treasury Regulation § 1.409A-1(h). In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A. To the extent that any reimbursements made pursuant to this Agreement are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The reimbursements made pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year. In the event that any provision of this Agreement is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such inconsistent provision. In accordance with the foregoing, Executive shall not have a legally binding right to any distribution made to Executive in error. Notwithstanding the foregoing, in no event will any of the Company, its Affiliates or their respective officers, directors, employees, or agents have any liability for failure of the Agreement to satisfy Code Section 409A and none of the foregoing guarantees that the Agreement complies with Code Section 409A.”

FOURTH: Section 5.2 is amended as follows: the clause “The Executive agrees that, during his employment with the Company and for one (1) year thereafter” shall be replaced with “The Executive agrees that, during his employment with the Company and for three (3) years thereafter or such lesser period of time for which payments are actually made pursuant to Section 4.4(a)”

FIFTH: Except as expressly modified by this Amendment, all other terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified in all respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by the Parties as of the date first set forth above.

HUGHES COMMUNICATIONS, INC.		EXECUTIVE:

By:	/s/ Dean A. Manson	/s/ Pradman Kaul
	Name: Dean A. Manson Title: SVP, General Counsel and Secretary	Name: Pradman Kaul

Annex A

SCHEDULE IDENTIFYING MATERIAL DIFFERENCES BETWEEN

AMENDMENTS TO EMPLOYMENT AGREEMENTS,

DATED AS OF DECEMBER 23, 2010,

BETWEEN HUGHES COMMUNICATIONS, INC. AND

THE INDIVIDUALS LISTED BELOW

	Multiplier for Severance Amount	Percentage of Base Salary for Target Bonus Amount	Time Period for Non- Competition Agreement
T. Paul Gaske	2x	70%	2 years
Bahram Pourmand	1.5x	60%	18 months
Adrian Morris	1.5x	60%	18 months
Grant Barber	1.5x	60%	18 months